As filed with the Securities and Exchange Commission on May 22, 1998
                                                       Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                          AMERICAN PACIFIC CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                  DELAWARE                                        59-6490478
(State or other jurisdiction of incorporation                  (I.R.S. Employer
                or organization)                             Identification No.)

          3770 HOWARD HUGHES PARKWAY,                               89109
                   SUITE 300                                     (Zip Code)
                LAS VEGAS, NEVADA
    (Address of principal executive offices)


                             1997 STOCK OPTION PLAN
                         AND OPTIONS GRANTED TO CERTAIN
                        EXECUTIVE OFFICERS AND DIRECTORS
                            (Full Title of the Plan)

                                  DAVID N. KEYS
                            EXECUTIVE VICE PRESIDENT
                          AMERICAN PACIFIC CORPORATION
                      3770 HOWARD HUGHES PARKWAY, SUITE 300
                             LAS VEGAS, NEVADA 89109
                     (Name and Address of Agent for Service)

                                 (702) 735-2200
          (Telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
                           VICTOR M. ROSENZWEIG, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200

            Approximate date of proposed sales pursuant to the plan:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                            Proposed                Proposed
                                                            maximum                  maximum
       Title of                    Amount                   offering                aggregate                   Amount of
      securities                   to be                     price                  offering                   registration
   to be registered              registered                per share                  price                        fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.10 par value               325,000 shares(1)            $9.9375(4)               $3,229,687.50(4)                 $  952.76
                       -------------------------------------------------------------------------------------------------------------
                              95,000 shares(1)            $ 7.00(2)                $  665,000                       $1,961.75
                       -------------------------------------------------------------------------------------------------------------
                             180,000 shares(1)            $7.125(3)                $1,282,500                       $  378.34
------------------------------------------------------------------------------------------------------------------------------------
Total.................       600,000 shares                                        $5,177,187.50                    $3,292.85
====================================================================================================================================

(1) There are also registered hereby such indeterminate number of shares of Common Stock as may become issuable by reason of the operation of the anti-dilution provisions of the 1997 Stock Option Plan (the "Plan") of the Company and of the Option Agreements with certain Executive Officers and Directors.
2) Represents the average price per share of Common Stock to be issued upon the exercise of options held by certain Directors of the Company.
(3) Represents the average price per share of Common Stock to be issued upon the exercise of options held by certain Executive Officers of the Company.
(4) Pursuant to Rules 457(g) and (h), the offering price for such 325,000 shares is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low prices of the Company's Common Stock ($9.9375) as reported by The Nasdaq Stock Market, Inc. on May 20, 1998.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission (the "Commission") are incorporated herein by reference and made a part hereof:

                  (a) The Annual Report of American Pacific Corporation (the "Company") on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 1997.

                  (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1997 and March 31, 1998, and the Company's Current Reports on Form 8-K filed on October 15, 1997, February 19, 1998 and March 27, 1998.

                  (c) The description of the Company's securities contained in the Company's Registration Statement on Form 8-A filed December 28, 1992.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, New York, New York 10022. Victor M. Rosenzweig, a member of such firm, is a Director of the Company and holds shares of Common Stock and options to purchase Common Stock of the Company.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The General Corporation Law of the State of Delaware (the "DGCL") permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations. The section of Delaware law pertaining to indemnification is set forth below in full. Pursuant to the DGCL, the Company has included provisions in its Restated Certificate of Incorporation, as amended, (A) to provide that the Company shall indemnify its directors and officers to the full extent permitted by the DGCL and any other laws of Delaware as from time to time in effect and (B) to limit the personal liability of a director to the Company for monetary damages for breach of fiduciary duty as a director; except that liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

         The Company's by-laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or an agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of (or in any other capacity) another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the extent and in the manner substantially the same as set forth in and permitted by the DGCL. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. Such right of indemnification is not to be deemed exclusive of any other rights to which such director, officer, employee or agent is entitled and shall inure to the benefit of the heirs, executors and administrators of each such person.

         The Company also maintains a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Company for such loss for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, no one of which relates to the offering hereunder.

         Section 145 of the DGCL provides as follows:

                  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A  corporation  may  indemnify  any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A  corporation  shall have power to purchase  and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any such excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         * 4.1   -         American  Pacific  Corporation 1997 Stock Option Plan
                           (the "Plan").

         * 4.2   -         Form of Option Agreement under the Plan.

         * 4.3   -         Stock Option  Agreement  dated July 8, 1997,  between
                           the Company and David N. Keys.

         * 4.4   -         Stock Option  Agreement  dated July 8, 1997,  between
                           the Company and John R. Gibson.

         * 4.5   -         Form of Stock  Option  Agreement  between the Company
                           and certain Directors.

         * 5     -         Opinion of Olshan Grundman Frome & Rosenzweig LLP.

         *23.1   -         Consent  of  Deloitte  &  Touche   LLP,   independent
                           auditors.

         *23.2   -         Consent of Olshan  Grundman  Frome &  Rosenzweig  LLP
                           (included in its opinion filed as Exhibit 5).

         *24     -         Powers of Attorney (included on page 8).

         -----------------------------
         *  Filed herewith.

ITEM 9.  UNDERTAKINGS.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To  include  any   prospectus   required  by
                                    Section  10(a)(3) of the  Securities  Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment
                                    thereof)  which,   individually  or  in  the
                                    aggregate, represent a fundamental change in
                                    the    information    set   forth   in   the
                                    Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 22nd day of May, 1998.

                                    AMERICAN PACIFIC CORPORATION
                                    (Registrant)


                                    By:/S/ JOHN R. GIBSON
                                       -----------------------------------------
                                       John R. Gibson, President and Chief
                                       Executive Officer

                       POWER OF ATTORNEYS AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of American Pacific Corporation hereby constitutes and appoints John
R. Gibson and David N. Keys and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable American Pacific Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      SIGNATURE                              TITLE

/S/ JOHN R. GIBSON            President, Chief Executive Officer (Principal
--------------------------    Executive Officer) and Director
  (John R. Gibson)

/S/ DAVID N. KEYS             Executive Vice President, Chief Financial
--------------------------    Officer (Principal Financial and Principal
  (David N. Keys)             Accounting Officer), Treasurer, Secretary and
                              Director

/S/ FRED D. GIBSON, JR.       Director
-------------------------
  (Fred D. Gibson, Jr.)

/S/ EUGENE A. CAFIERO         Director
-------------------------
   (Eugene A. Cafiero)

/S/ THOMAS A. TURNER          Director
-------------------------
   (Thomas A. Turner)

/S/ JAN H. LOEB               Director
-------------------------
   (Jan H. Loeb)

/S/ NORVAL F. POHL            Director
-------------------------
   (Norval F. Pohl)

/S/ C. KEITH ROOKER           Director
-------------------------
   (C. Keith Rooker)

/S/ JANE L. WILLIAMS          Director
-------------------------
   (Jane L. Williams)

/S/ BERLYN D. MILLER          Director
-------------------------
   (Berlyn D. Miller)

/S/ VICTOR M. ROSENZWEIG      Director
------------------------
   (Victor M. Rosenzweig)

/S/ DEAN M. WILLARD           Director
-------------------------
   (Dean M. Willard)